                                                                   EXHIBIT 10.23

                      AMENDED AND RESTATED MASTER AGREEMENT

         THIS AMENDED AND RESTATED MASTER AGREEMENT (this "AGREEMENT") is made and entered into as of this 24th day of January, 2001, by and among PMC COMMERCIAL TRUST and its subsidiaries, PMCT Sycamore, L.P., PMCT Macomb, L.P., PMCT Marysville, L.P., and PMCT Plainfield, L.P. (collectively, the "LESSOR"), AMERIHOST PROPERTIES, INC. doing business as ARLINGTON HOSPITALITY, INC. ("ARLINGTON") and ARLINGTON INNS, INC. formerly AMERIHOST INNS, INC. (the "LESSEE").

         This Amended and Restated Master Agreement amends, restates, supercedes and replaces that certain: (i) Master Agreement dated June 30, 1998 by and among PMC Commercial Trust, Amerihost Properties, Inc. and Amerihost Inns, Inc; (ii) Master Agreement dated March 23, 1999 by and among PMCT Sycamore, L.P., Amerihost Properties, Inc. and Amerihost Inns, Inc.; (iii) Master Agreement dated March 23, 1999 by and among PMCT Macomb, L.P., Amerihost Properties, Inc. and Amerihost Inns, Inc.; (iv) Master Agreement dated March 5, 1999 by and among PMCT Marysville, L.P., Amerihost Properties, Inc. and Amerihost Inns, Inc.; and
(v) Master Agreement dated March 5, 1999 by and among PMCT Plainfield, L.P., Amerihost Properties, Inc. and Amerihost Inns, Inc. (collectively, the "MASTER AGREEMENTS").

                                    RECITALS

         WHEREAS, the Lessor owns those certain twenty-nine (29) hotels (the "HOTELS") listed on Exhibit "A" dated January 24, 2001, attached hereto;

         WHEREAS, Lessor has previously leased the Hotels to Lessee;

         WHEREAS, Arlington is a guarantor of the Lessee's obligation to pay rent under the Property Leases (as hereinafter defined), on the terms and conditions set forth therein; and

         WHEREAS, the parties hereto desire to enter into this Amended and Restated Master Agreement to set forth their agreement to amend and restate provisions of the Master Agreements and other matters set forth herein.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS


         Unless the context otherwise requires, (a) all capitalized terms not otherwise defined herein shall have the meanings set forth in the Property Leases, (b) references to the singular shall include the plural and vice versa,
(c) references to designated "Articles," "Sections" or other subdivisions are references to the designated Articles, Sections or other subdivisions of this Agreement, (d) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP and (e) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                                   ARTICLE II

                     LEASING OF HOTELS AND RENEWAL OF LEASES

         2.1 Hotels. The Lessor and the Lessee have entered into an individual lease in the form attached hereto as Exhibit "B" (the "PROPERTY LEASE") for each of the Hotels at the rents specified on Exhibit "C" dated January 24, 2001 attached hereto, which Exhibit "C" is initialed by Lessor and Lessee.

         2.2 Lease Renewal. Lessee and Lessor will each have the unilateral right to extend the Property Leases and, consequently, this Agreement for the first five-year option period as set forth in Section 2.4 of the Property Leases. The first five-year option shall be exercised for all of the Property Leases on the then remaining Hotels as a group and not individually. Thereafter, Lessee only shall have the unilateral right to extend the Property Leases and this Agreement for a second five-year option period, however such option shall be on an "all or none" basis (i.e. the Property Leases on all of the then remaining Hotels shall be extended or none extended). In addition, Lessee is hereby granted a third option to extend the Property Leases and this Agreement for the period from June 30, 2018 to September 30, 2020 for all of the Property Leases on the then existing Hotels and this Agreement on an "all or none" basis. This Section 2.2 supercedes and replaces the existing renewal provisions contained in Section 2.4 of each Property Lease.

                                   ARTICLE III

                                      RENT


         So long as this Agreement remains in effect, Lessee promises to pay to Lessor, in lawful money of the United States of America, in immediately available funds, rents in the amount specified below:

         3.1 Base Rent. Effective as of the date hereof, Lessee shall pay to Lessor the annual rent (the "Base Rent") in the amount of $7,010,000.00, which shall be payable in equal monthly installments and shall continue until adjusted
(i) as provided in the Property Leases; (ii) with the sale of Hotels; or (iii) pursuant to Section 3.2 hereof. The Base Rent shall be paid monthly in advance in the manner set forth in Section 3.1 of the Property Leases.

         3.2 Rent Increases. Base Rent for all of the Hotels will be increased by 0.25% multiplied by the sum of the assigned values of all Hotels (the "TOTAL ASSIGNED VALUE") as reflected on Exhibit "E" attached hereto, commencing June 30, 2001 (eg. $70,100,000 X 0.0025 = $175,250, which sum represents the amount of the increase to Base Rent). A second increase of 0.25% multiplied by the Total Assigned Value will be effective commencing June 30, 2002. A third increase of 0.25% multiplied by the Total Assigned Value will be effective June 30, 2003. A fourth increase of 0.25% multiplied by the Total Assigned Value will be effective June 30, 2004. These increases are to be applied prior, and in addition to, the application of any increase resulting from Consumer Price Index adjustments as provided for in Section 3.2 of the Property Leases.

                                   ARTICLE IV

                                    RESERVES


         4.1 Reserves. (a) Lessee shall deposit monthly during the Lease Term, including any extensions thereof, (on or before the 15th day of the subsequent month) into the Capital Expenditure Reserve Account held by Lessor an amount which is equal to two percent (2%) of Room Revenues for all Hotels for the prior month. Commencing January 1, 2001, and each year thereafter, $2,000 per year/per Hotel for parking lot replacement and $1,000 per year/per Hotel for roof replacement will initially be allocated from any balance then held in the Capital Expenditure Reserve Account and thereafter shall be allocated as funds are received. Expenses for parking lot and roof replacement in excess of the funds set aside for those purposes shall be paid from the remaining funds in the Capital Expenditure Reserve Account on a property by property basis.

         (b) Lessee shall also deposit monthly during the Lease Term (on or before the 15th day of the subsequent month) into the FF&E Reserve Account held by Lessor an amount equal to two percent (2%) of the Room Revenues for all Hotels for the prior month. In addition, any monies held by Lessee in the FF&E Reserve Account as of January 31, 2001 must be paid to Lessor to be held in escrow and disbursed in accordance with Section 4.1(d) herein and the relevant provisions of the Property Leases.

         (c) For the Hotels in Sycamore, IL; Macomb, IL, Marysville, OH; and Plainfield, IN; the deposits required to be made in 4.1(a) and 4.1(b) shall be reduced by the amount deposited directly by Arlington with the respective lender for these four (4) Hotels.

         (d) FF&E disbursement requests received by Lessor shall be released within two (2) business days of request by Lessee provided disbursement requests are in accordance with the requirements of the Property Lease and are properly documented. After review, any disputed items will be reimbursed in accordance with the terms of the Property Lease.

         (e) Lessee is to maintain a minimum aggregate reserve in the Capital Expenditure Reserve Account (including the parking lot and roof allocations) and FF&E Reserve Account combined of no less than $30,000 per Hotel. However, for the Hotels in Sycamore, IL; Macomb, IL; Marysville, OH; and Plainfield, IN; the minimum aggregate reserve in the Capital Expenditure Reserve Account and the FF&E Reserve Account shall be reduced by the balance then on deposit with the respective lender for these four (4) Hotels for the benefit of Arlington.

         (f) At the end of the Lease Term, including extensions thereof, to the extent the Hotels are not kept in "B+" condition in accordance with Cendant quality assurance standards (or if the Hotels are under another national franchise, then their standards), any funds in the Capital Expenditure Reserve Account (including the parking lot and roof allocations) or FF&E Reserve Account can be used by the Lessor in their sole discretion to cure the issues noted on the respective quality assurance reports.

                                    ARTICLE V

                                     ESCROW

         Section 5.1 Escrow. Lessor hereby acknowledges holding in escrow (the "ESCROW") the sum of $1,168,333.33 (the "ESCROW FUNDS"), representing an amount equivalent to two months' Base Rent under all Property Leases. The Escrow Funds shall be invested in "Qualified Investments." The Lessor shall cause earnings thereon to be remitted annually to the Lessee not later than the first day of February of each year in which the Escrow is maintained, provided that an Event of Default has not occurred and is then continuing under any Property Lease. Notwithstanding the foregoing provision, the Lessee shall have the option from time to time, as a substitute for cash, upon reasonable notice to the Lessor, to provide a letter of credit (the "LETTER OF CREDIT") in favor of the Lessor in the amount of the Escrow Funds, in form and substance, and issued by an issuer, reasonably acceptable to the Lessor.

         Section 5.2 Coverage Ratio. The Escrow hereby created shall continue until such date that the aggregate ratio of Net Operating Income of all Hotels to the aggregate Base Rent of all Hotels (such rent coverage ratio hereinafter called the "RCR"). as of the first day of each quarter during the term of the Escrow, on a trailing 12-month basis commencing on December 31, 1999 shall equal or exceed a ratio of 1.25 to 1.0. Lessor shall have the right to draw on the Escrow Funds upon the occurrence of an Event of Default by the Lessee in the payment of Base Rent to the extent necessary to cure the shortfall in payment of Base Rent and Lessee must replenish the Escrow within two (2) business days after written notice from Lessor.

         Section 5.3 Financial Reports. During the term of this Agreement, the Lessee shall provide detailed monthly statements to the Lessor within forty-five
(45) days of each fiscal period outlining financial results for the Hotels during the accounting period and year-to-date, compared to the previous fiscal year and budget. Annual financial consolidating statements shall be sent to the Lessor not later than one hundred twenty (120) days after the end of the Lessee's fiscal year. The Lessee agrees timely to provide financial data and to cooperate fully with the Lessor in connection with prompt quarterly and annual reconciliations of the monthly payments of Base Rent with the Net Operating Income for equivalent periods.

         Section 5.4 Termination of Escrow. Within ten (10) days after the submission of evidence reasonably satisfactory to the Lessor that the RCR has been achieved, the Lessor shall remit the Escrow Funds, together with earnings thereon, if any, or return the Letter of Credit, as the case may be, to the Lessee and the appropriate Escrow created hereunder shall be closed and of no further force and effect.

                                   ARTICLE VI

                               ARLINGTON GUARANTY

         Arlington hereby executes this Agreement to acknowledge and reaffirm, among other things, its guaranty to the Lessor of the prompt and complete payment of the Base Rent and Additional Rent under the Property Leases pursuant to those certain Guaranties executed by Arlington dated: (i) June

30, 1998 for the benefit of PMC Commercial Trust; (ii) March 23, 1999 for the benefit of PMCT Sycamore, L.P.; (iii) March 23, 1999 for the benefit of PMCT Macomb, L.P.; (iv) March 5,1999 for the benefit of PMCT Plainfield, L.P.; and
(v) March 5, 1999 for the benefit of PMCT Marysville, L.P., attached hereto as Exhibit "D" (the "GUARANTIES"); it being expressly understood and agreed that these are continuing Guaranties, and that the obligation of Arlington is and continues to be absolute under any and all circumstances. Arlington hereby consents to the amendment and restatement of the Master Agreements pursuant hereto and agrees that its obligations under the Guaranties continue to be in full force and effect, enforceable against Arlington in accordance with their respective terms.

                                   ARTICLE VII

                                 NON-COMPETITION

         If Arlington, or anyone else, commences construction on a new hotel with the AmeriHost brand ("AMERIHOST PROPERTY") within a fifteen (15) mile radius (the "AREA OF NON-COMPETITION") of any Hotel owned by Lessor (the "AFFECTED PROPERTY"), Lessor will agree to waive the Area of Non-Competition for that Affected Property only if Arlington offers in writing to purchase the Affected Property within thirty (30) days of actual knowledge of a violation of the Area of Non-Competition and an additional property of Lessor's choice (the "ADDITIONAL PROPERTY") under the terms and conditions contained herein. Lessor may choose to sell to Arlington only the Affected Property, only the Additional Property, both properties or neither property. If Lessor accepts one or both offers, Lessor's acceptance or rejection of the offers shall be communicated to Arlington in writing within thirty (30) days after receipt of such offers and the sale of the Affected Property and/or the Additional Property must be closed within twelve (12) months after the certificate of occupancy ("C.O.") is issued for that newly constructed AmeriHost Property. Arlington may, but will not be required to purchase the Additional Property if the Affected Property has a twelve (12) month trailing room revenue of less than $10,000 per room. In addition, only if Arlington's net worth is less than $15 million at six months after the C.O. is issued for the newly constructed AmeriHost Property and the sale or sales have not already been consummated, then Arlington shall be required to deposit with Lessor ten percent (10%) of the aggregate purchase price (the "EARNEST MONEY") for the Affected Property and the Additional Property, as the case may be, and shall close the transaction or transactions within twelve (12) months of the C.O. being issued for the newly constructed AmeriHost Property or forfeit the Earnest Money, or the applicable portion thereof, to Lessor. The term "construction" shall include the construction of any new AmeriHost Property or the conversion of an existing property to the AmeriHost brand. In the case of a conversion, the purchase of the Affected Property and/or the Additional Property as requested above shall close within twelve (12) months of completion of the conversion or be deemed an Event of Default pursuant to Article VIII hereof. Notwithstanding any agreements between the parties contained herein, Arlington admits no liability and Lessor waives no rights with respect to the issue of the Area of Non-Competition as set forth in the Master Agreements. This Article VII shall survive and continue beyond the termination of the sale and purchase obligations of the parties contained in Article X.

                                  ARTICLE VIII

                                     DEFAULT

         Section 8.1 Event of Default. An Event of Default (herein so called) shall exist under this Agreement if any of the following occur:

         (a) Base Rent Payment. Lessee breaches any of its obligations to pay Base Rent as provided in Section 3.1 hereof and in Sections 3.1 and 3.2 of any of the Property Leases subject to any notice and cure periods contained in the Property Leases.

         (b) Capital Expenditure Reserve Account. A breach by Lessee of its obligation to fund and maintain the minimum required aggregate amounts in the Capital Expenditure Reserve Account as provided in Section 4.1(a) hereof and
Section 3.7(d) of the Property Leases subject to any notice and cure periods contained in the Property Leases.

         (c) FF&E Reserve Account. A breach by Lessee of its obligation to create, fund, and maintain the minimum required aggregate amounts in the FF&E Reserve Account as provided in Section 4.1(b) hereof and Section 3.7(f) of the Property Leases subject to any notice and cure periods contained in the Property Leases.

         (d) Failure of Lessee to replenish the Escrow within two (2) business days after written notice from Lessor.

         (e) Failure of Arlington to honor the terms of the Guaranties.

         (f) A default by Arlington under this Agreement (including, but not limited to, a failure to offer to purchase an Affected Property and Additional Property or to consummate the purchases as required pursuant to Article VII herein) or any promissory notes due Lessor will be deemed a "monetary" default under the Property Leases and this Agreement. Arlington shall have fifteen (15) days from notice of default from Lessor to cure such default unless a shorter cure period exists pursuant to this Agreement or the Property Leases.

         8.2 Remedies. Upon the occurrence of an Event of Default, Lessor shall have the right to terminate this Agreement upon ten (10) days written notice to Lessee (which ten (10) day notice period shall run concurrently with any notice and cure periods contained in the Property Leases); in which event Lessor shall have all the rights and remedies as set forth in Section 12.2 of the Property Leases and this Agreement.


                                   ARTICLE IX

                                  MISCELLANEOUS


         Section 9.1 Modification, Amendments and Waivers. No modification, amendment or waiver of any provision of this Agreement shall be effective unless the same is in a writing signed by all parties to this Agreement.

         Section 9.2 Notices. All notices and other communications pursuant to this Agreement shall be in writing and personally served or mailed as provided in the Property Leases.

         Section 9.3 Successors and Assigns. The provisions of this Agreement shall be binding upon the parties hereto and all of their successors and assigns and inure to the benefit of the parties hereto and their permitted successors and assigns.

         Section 9.4 Termination. This Agreement shall terminate at such time as all of the Property Leases have terminated, except that the Escrow created under
Article V and the Guaranties referenced in Article VI shall terminate on the terms and conditions therein provided.

         Section 9.5 Governing Law. This Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

         Section 9.6 Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same force and effect as if the signatures thereto and hereto were upon the same instrument.

         Section 9.7 Waiver. Each party waives, to the extent permitted by applicable law, any right to a trial by jury in any proceedings brought by either party to enforce the provisions of this Agreement.

         Section 9.8 Time of the Essence. Time is of the essence of this Agreement.

         Section 9.9 Arlington and Lessee will not object to any transfer of assets, merger, consolidation or sale of Hotels among Lessor and its affiliates as long as such transaction does not affect Arlington's or Lessee's rights or obligations under the Property Leases or this Agreement or any amendments or modifications thereto.

         Section 9.10 To the extent any terms or provisions contained in this Agreement conflict with any terms or provisions contained in the Property Leases, this Agreement shall govern.


                                    ARTICLE X

                               PROPERTY PURCHASES

         10.1 Initial Property Purchase. Arlington has the option to buy one Hotel of its choice and another Hotel which Lessor chooses, with both purchases (the "INITIAL PURCHASE OPTION") to be closed by June 5, 2001. Lessor has identified the first property it selects to be the AmeriHost Inn, Hudsonville, Michigan (the "FIRST SELECTION").

         (a) If Arlington completes the Initial Purchase Option by the deadline described above, the rent increase set forth in Section 3.2 effective June 30, 2001 will not go into effect and be null and void.

         10.2 Second Purchase. Arlington has a second option to buy one Hotel of its choice and another Hotel which Lessor chooses, with both purchases (the "SECOND PURCHASE OPTION") to be closed by June 5, 2002. Lessor will identify the second property it selects to be purchased by Arlington (the "SECOND SELECTION") at the closing of the First Selection.

         (a) If Arlington completes both the Initial Purchase Option and the Second Purchase Option by their respective deadlines described above, the rent increase set forth in Section 3.2 effective June 30, 2002 will not go into effect and be null and void.

         10.3 Third Purchase. Arlington has a third option to buy one Hotel of its choice and one Hotel Lessor chooses, with both purchases (the "THIRD PURCHASE OPTION") to be closed by June 5, 2003. Lessor will identify the third property it selects to be purchased by Arlington (the "THIRD SELECTION") at the closing of the Second Selection. In any event, Arlington must have closed its purchase of the First Selection before it may buy a property of its choice under the Third Purchase Option.

         (a) If Arlington completes the Initial Purchase Option, the Second Purchase Option and the Third Purchase Option by their respective deadlines described above, the rent increase set forth in Section 3.2 effective June 30, 2003 will not go into effect and be null and void.

         10.4 Fourth Purchase. Arlington has a fourth option to buy one Hotel of its choice and one Hotel which Lessor chooses, with both purchases (the "FOURTH PURCHASE OPTION") to be closed by June 5, 2004. Lessor will identify the fourth property it selects to be purchased by Arlington at the closing of the Third Selection. In any event, Arlington must have closed on its purchase of the

First Selection and Second Selection before it may buy a property of its choice under the Fourth Purchase Option.

         (a) If Arlington completes the Initial Purchase Option, the Second Purchase Option, the Third Purchase Option and the Fourth Purchase Option by their respective deadlines described above, the rent increase set forth in Section 3.2 effective June 30, 2004 will not go into effect and be null and void.

         10.5 In the event that the Second Selection, Third Selection or Fourth Selection is one of the Hotels located at either Sycamore, Illinois; Macomb, Illinois; Marysville, Ohio; or Plainfield, Indiana and such selection or selections do not close by the prescribed deadline, then an automatic six (6) month extension to close the purchase of such property shall be granted. A six
(6) month extension of the corresponding dates for rent increases referenced in
Section 3.2 shall also be granted provided that: (i) Arlington is proceeding diligently toward closing the purchases as may be independently confirmed and determined by Lessor; and (ii) Arlington has advanced the sum of $200,000.00 to Lessor as a non-refundable deposit on which no interest shall be paid and such deposit shall be forfeited by Arlington if the corresponding purchase is not closed by the appropriate deadline as extended.

         10.6 Upon the sale of each Hotel chosen by Arlington including an Affected Hotel described in Article VII, Lessor shall receive the Assigned Value (hereinsocalled) for the Hotel as reflected on Exhibit "E" dated January 24, 2001 attached hereto and initialed by Lessor and Lessee plus $150,000. Upon the sale of each Hotel chosen by Lessor, Lessor shall receive the Assigned Value for the Hotel as reflected on Exhibit "E" attached hereto plus $125,000. All costs from the sale of each Hotel are the sole responsibility of Arlington (i.e., Lessor is not responsible for any selling costs or for any upfront fees including, but not limited to, title premiums, recording fees, prepayment penalties on related debt, assumption fees, or any tax or taxes levied by any local or state taxing authorities).

         10.7 Upon request, Lessor shall provide financing to Arlington for up to three of the purchased Hotels, other than properties located in California, upon the following terms:

                   Amount:                        75% of sales price
                   Rate:                          Prime + 1% floating
                   Closing Costs:                 Arlington
                   Points:                        1 1/2% of the loan amount due and payable on the first
                                                  anniversary of the note
                   Prepayment Penalty:            Year 1 - none
                                                  Year 2 - 5 lockout
                                                  Year 6 and thereafter 2%
                   Other terms & conditions:      Standard Lessor provisions

         10.8 Upon the sale of a Hotel, Lessee shall receive a reduction in the amount of Base Rent paid equal to the associated lease payment due for such Hotel as indicated on Exhibit "E" attached hereto. In addition, 100% of the combined Capital Expenditure Reserve Account and the FF&E Reserve Account and the corresponding Base Rent in Escrow as well as any unused prepaid rent for each Hotel sold are to be released to Arlington immediately after the closing of each sale.

         10.9 The purchase provisions of this Agreement shall terminate on December 31, 2004 and no further obligation for Lessor to offer any Hotel for sale under the above terms and conditions nor for Arlington to purchase any Hotel under the above terms and conditions shall exist.

         10.10 In the event that Arlington is ready and able to close any selection or selections of Hotels by the deadline prescribed in Article X but cannot solely as a result of Lessor's gross negligence or bad faith conduct, then the rent increases set forth in Section 3.2 herein shall be postponed until such time as Lessor allows or facilitates a closing by Arlington.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       LESSOR
                                       PMC COMMERCIAL TRUST

                                       By: /s/ LANCE B. ROSEMORE
                                           ------------------------------
                                           Name:  Lance B. Rosemore
                                           Title: President

                                       LESSOR

                                       PMCT SYCAMORE, L.P.,

                                       By:    PMCT AH-SYCAMORE, INC.
                                              its general partner

                                       By: /s/ LANCE B. ROSEMORE
                                           ------------------------------
                                           Name:  Lance B. Rosemore
                                           Title: President

                                     LESSOR

                                     PMCT MACOMB, L.P.,

                                     By:   PMCT AH-MACOMB, INC.
                                           its general partner

                                     By: /s/ LANCE B. ROSEMORE
                                         -------------------------------
                                         Name:  Lance B. Rosemore
                                         Title: President

                                     LESSOR

                                     PMCT PLAINFIELD, L.P.,

                                     By:    PMCT AH, INC.
                                            its general partner

                                     By: /s/ LANCE B. ROSEMORE
                                         --------------------------------
                                         Name:  Lance B. Rosemore
                                         Title: President

                                     LESSOR

                                     PMCT MARYSVILLE, L.P.,

                                     By:    PMCT AH, INC.
                                            its general partner

                                     By: /s/ LANCE B. ROSEMORE
                                         -------------------------------
                                         Name:  Lance B. Rosemore
                                         Title: President

                                        LESSEE

                                        ARLINGTON INNS, INC. formerly
                                        AMERIHOST INNS, INC.

                                        By: /s/ MICHAEL P. HOLTZ
                                            ----------------------------
                                            Name:   Michael P. Holtz
                                            Title:  President


                                        AMERIHOST PROPERTIES, INC.
                                        doing business as
                                        ARLINGTON HOSPITALITY, INC.

                                        By: /s/ MICHAEL P. HOLTZ
                                            ----------------------------
                                            Name:  Michael P. Holtz
                                            Title: President

                                  EXHIBIT "A"

                                January 24, 2001


AmeriHost Inn - Anderson, California
2040 Deschutes Road
Anderson, California 96007

AmeriHost Inn - Ashland, Ohio                                 AmeriHost Inn - Mansfield, Ohio
741 US 250 East                                               180 East Hanley Road
Ashland, Ohio 44805                                           Mansfield, Ohio 44903

AmeriHost Inn - Coopersville, Michigan
1040 O'Malley Drive
Coopersville, Michigan 49404

AmeriHost Inn - Eagles Landing, Georgia                       AmeriHost Inn - McKinney, Texas
100 North Park Court                                          951 South Central Expressway
Stockbridge, Georgia 30281                                    McKinney, Texas 75070

AmeriHost Inn - Grand Rapids, Michigan (South)                AmeriHost Inn - Monroe, Michigan
7625 Caterpillar Court                                        14774 Laplaisance Road
Grand Rapids, Michigan 49548                                  Monroe, Michigan 48161

AmeriHost Inn Grand - Rapids, Michigan (North)                AmeriHost Inn - Mosinee, Wisconsin
2171 Holton Court                                             400 Orbiting Drive
Walker, Michigan 49544                                        Mosinee, Wisconsin 54455

                                                              AmeriHost Inn - Mount Pleasant, Iowa
                                                              1100 North Grand Avenue
                                                              Mt. Pleasant, Iowa 52641

AmeriHost Inn - Hudsonville, Michigan
3301 Highland Drive
Hudsonville, Michigan 49426

AmeriHost Inn - Jackson, Tennessee                            AmeriHost Inn - Port Huron, Michigan
465 Vann Drive                                                1611 Range Road
Jackson, Tennessee 38305                                      Port Huron, Michigan 48074

AmeriHost Inn - Kimberly, Wisconsin                           AmeriHost Inn - Rochelle, Illinois
761 Truman Street                                             567 East Highway 38
Kimberly, Wisconsin 54136                                     Rochelle, Illinois 61068

AmeriHost Inn - LaGrange, Georgia                             AmeriHost Inn - Shippensburg, Pennsylvania
107 Hoffman Drive                                             125 Walnut Bottom Road
LaGrange, Georgia 30240                                       Shippensburg, Pennsylvania 17257

AmeriHost Inn - Smyrna, Georgia                               AmeriHost Inn - Sycamore, Illinois
5130 S. Cobb Drive                                            1475 South Peace Road
Smyrna, Georgia 30082                                         Sycamore, Illinois

AmeriHost Inn - Storm Lake, Iowa                              AmeriHost Inn - Macomb, Illinois
1726 Lake Avenue                                              1646 N. Lafayette Expressway
Storm Lake, Iowa 50588                                        Macomb, Illinois 61455

AmeriHost Inn - Tupelo, Mississippi                           AmeriHost Inn - Marysville, Ohio
625 Spicer Drive                                              16420 Allenby Drive
Tupelo, Mississippi 38801                                     Marysville, Ohio 43040

AmeriHost Inn - Warrenton, Missouri                           AmeriHost Inn - Plainfield, Indiana
425 West Old Highway 40                                       6105 Cambridge Way
Warrenton, Missouri 63383                                     Plainfield, Indiana 46168

AmeriHost Inn - Wooster, Ohio (East)
2055 E. Lincolnway
Wooster, Ohio 44691

AmeriHost Inn - Wooster, Ohio (North)
789 East Milltown Road
Wooster, Ohio 44691

AmeriHost Inn - Yreka, California
148 Moonlit Oaks Ave.
Yreka, California 96097
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